Exhibit 99.1

Applied Minerals, Inc. Completes $10 Million Financing

New York, N.Y., December 22, 2011 – Applied Minerals, Inc. (“Applied Minerals” or the “Company”) (OTC BB: AMNL) is pleased to announce that it has successfully secured $10 million through the sale of 10 million units to Samlyn Capital, LLC (“Samlyn Capital” or the “Investor”) in a privately negotiated sale.  Each unit consists of one share of common stock priced at $1.00 per share and one half of one common stock purchase warrant (the “Warrant”). Each full Warrant, to be exercised on a cash basis only, entitles the holder to purchase from the Company one additional share of the Company’s common stock at a price of $2.00 for a period of 5 years. The Company has the option to call or redeem the warrant if not exercised by the investor based on a pre-defined set of conditions.

The proceeds from the financing will be used to fund the Company’s growth capital expenditure program and general corporate purposes.

Andre Zeitoun, President and CEO of Applied Minerals stated: “We are very excited to have received this financing from such a sophisticated institutional investor as Samlyn Capital.  This financing provides us with meaningful working capital as well as the ability to invest in a plant expansion program. This capital program will enable us to both expand our plant production capacity and enhance our material processing capabilities in order to meet the growing demand for our Dragonite™ line of products.  The enhanced capabilities will enable us to further adapt our products to a wider variety of end markets. Additionally, the company plans to introduce for the first time, Iron Oxide Pigments from our unique Hematite & Goethite Iron Ore resource. We continue to be ever more optimistic about the Company’s growth prospects as we enter into 2012.  This financing will serve to expedite and enhance our aggressive growth plans.”  The Company will provide comprehensive details on its capital program in the near future.

Dahlman Rose & Company, LLC acted as financial advisor to the Company.

About Applied Minerals.

Applied Minerals is a leading producer of halloysite clay from its wholly-owned Dragon Mine property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.  In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has targeted niche applications that it feels will benefit from the tubular morphology of its halloysite. These applications include, but are not limited to, carriers of active ingredients in paints, coatings and building materials, agricultural applications and high-performance fillers in plastic composites.

Statements in this press release that are not historical facts, and this includes all the statements concerning future-oriented statements, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of significant risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied.

Contact:

Applied Minerals, Inc. Investor Relations Contact
Tim Clemensen - Rubenstein Investor Relations
(212) 843-9337